STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

DST Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST:  That at a  meeting  of the  Board  of  Directors  of DST  Systems,  Inc.
resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  WHEREAS, the Board deems it in the best interests of the Corporation that Article Fourth of the Corporation's Amended Certificate of Incorporation, filed with the Secretary of the State of Delaware on August 31, 1995 (the "Certificate"), be amended to read as follows:

                           FOURTH. The aggregate number of shares of stock which
                  the Corporation shall have authority to issue is 310,000,000 shares, divided into classes and with par values as follows:

                                       Number of Shares        Par Value
                           Class           in Class            Per Share

                       Common Stock       300,000,000             $0.01

                       Preferred Stock     10,000,000             $0.01

                           RESOLVED,  that upon  approval  by the  Corporation's
                  stockholders of the amendment, the officers of the Corporation are hereby authorized and directed to execute all documents, file all papers, pay all expenses and take all other actions as they deem necessary or desirable with respect to the amendment.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 228 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said DST Systems, Inc. has caused this certificate to be signed by Robert C. Canfield, an Authorized Officer, this 9th day of May, 2000.



                           By: /s/ Robert C. Canfield
                                            Robert C. Canfield
                                            Senior Vice President,
                                            General Counsel, and Secretary